EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

John Figone, SVP, Business Development US Dataworks, Inc. Tel. (281) 635-7932	Donald C. Weinberger Wolfe Axelrod Weinberger Assoc. LLC Tel. (212) 370-4500 Fax (212) 370-4505
US DATAWORKS AND HYUNDAI SYSCOMM TERMINATE JOINT VENTURE
6.1 Million Outstanding Shares of UDW Stock to be Retired
Houston, TX — December 19, 2007 — US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, today announced the mutual and amicable termination of the Software Integration and Resale Agreement (“Resale Agreement”) and Stock Purchase Agreement (“Purchase Agreement”) previously entered into with Hyundai Syscomm Corp. (“Hyundai”) on December 29, 2006, as amended.
Timing differences in connection with the roll-out and market conditions led both companies to conclude that a termination of the Resale and Purchase Agreements would best serve both companies and their respective shareholders.
“While we had high expectations for our partnership with Hyundai, we concluded that it could not be fully implemented on a timetable acceptable to both parties,” said Chairman and CEO Charles E. Ramey.
Hyundai will return the 6.1 million shares of the Company’s common stock, which has been held in escrow, and will no longer be entitled to receive any warrants to purchase shares of the Company’s common stock. The Company plans to retire the returned shares, which shall have an accretive effect on the remaining shares outstanding. The Company will no longer be entitled to receive the contemplated purchase price of $1.5 million. Further, as a condition of the nullification, each party will no longer have any duties or obligations ascribed to the Resale and Purchase Agreements.
Because the Company maintained the counterbalancing reserve entries, it will not need to restate its previously filed financial statements.
About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks. Additional information about US Dataworks is available at www.usdataworks.com.
Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to statements regarding the Company’s financial statements and need for a restatement, and the treatment of the returned shares of common stock, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s review and audit of its financial statements and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on its quarterly report on Form 10-QSB for the period ended September 30, 2007. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.